Exhibit 10.15

Enable Midstream Partners, LP

Summary of Named Executive Officer Compensation

The following is a summary of compensation paid to the named executive officers and to the newly appointed officers of Enable Midstream Partners, LP.

Base Salary

The following table sets forth the annual base salary of our named executive officers and newly appointed officers, as of the dates indicated:

Name and Position	Effective Date	Base Salary
Lynn L. Bourdon, III		$600,000
President and Chief Executive Officer	February 1, 2014

Rodney J. Sailor
Chief Financial Officer	March 29, 2014	$450,000

E. Keith Mitchell		$400,000
Chief Operating Officer	January 1, 2014

Stephen E. Merrill		$350,000
Executive Vice President of Finance and Chief Administrative Officer	January 1, 2014

R. Poe Reed
Executive Vice President and Chief Commercial Officer	January 1, 2014	$340,000

Mark C. Schroeder
General Counsel	January 1, 2014	$300,000

Long Term Incentive Plan

Our named executive officers and our newly appointed officers are eligible to receive long term equity-based awards under our long term incentive plan, which are intended to compensate the officers based on the performance of our common units and their continued employment during the vesting period, as well as align their long term interests with those of our unitholders.

Short Term Incentive Plan

Our named executive officers and our newly appointed officers are eligible to receive awards under our short term incentive plan, which are intended to encourage a high level of performance through the establishment of predetermined entity, business unit and/or individual goals, the attainment of which will require a high degree of competence and diligence on the part of those employees selected to participate, and which will be beneficial to us and our unitholders.

Additional Compensation of our President and Chief Executive Officer

Mr. Bourdon will receive a signing bonus of $2,000,000.

Mr. Bourdon will also receive an award of common units valued at $3,000,000 upon the completion of our initial public offering, which will vest on the fourth anniversary of the completion of such offering and may be forfeited in its entirety under certain circumstances. He will also be eligible to receive an additional payment of $3,000,000 on August 1, 2014 and additional payments of $1,500,000 on February 1, 2015, 2016 and 2017, subject to his continuous employment with us through those dates and certain other conditions.

Mr. Bourdon will also be eligible to participate in our employee benefit plans and programs, including a medical benefits plan and a 401(k) plan, when they are established. Until they are established, Mr. Bourdon will receive similar benefits from a third-party provider pursuant to an agreement between us and the third party.

Additional Compensation of our Chief Financial Officer

Mr. Sailor will receive a signing bonus of $125,000.

Mr. Sailor will also receive an award of common units valued at $500,000 upon the completion of our initial public offering, which will vest on the fourth anniversary of the completion of such offering and may be forfeited in its entirety under certain circumstances. He will also be eligible to receive additional payments of $1,125,000 on March 1, 2015 and $1,500,000 on March 1, 2016, subject to his continuous employment with us through those dates and certain other conditions.

Additional Compensation

Our named executive officers and newly appointed officers will also be eligible to participate in our employee benefit plans and programs, including a medical benefits plan and a 401(k) plan, when they are established. Until they are established, our named executive officers and newly appointed officers will receive similar benefits from OGE Energy or CenterPoint Energy, as applicable, or, in the case of Mr. Bourdon and Mr. Sailor, from a third-party provider pursuant to an agreement between us and the third party.